EXHIBIT 5.1
James Hardie Industries N.V.
Strawinskylaan 3077
1077 ZX Amsterdam
Amsterdam Trade Register number
34106455
Amsterdam July 14, 2009
DRAFT FORM OF OPINION
The Managing, Supervisory and Joint Boards
of Directors of James Hardie Industries N.V.
Atrium, 8th floor
Strawinskylaan 3077
1077 ZX Amsterdam, The Netherlands
Ladies and Gentlemen,
1 Introduction
1.1	The undersigned hereby renders this opinion in his capacity as Senior Legal Counsel of James Hardie Industries N.V., a public company with limited liability under Dutch law (“JHINV”), regarding the issued share capital of JHINV in connection with the registration of 102,000,000 ordinary shares, par value EUR 0.59 per share, of James Hardie Industries SE as a result of the transformation of JHINV from a public limited liability corporation organized in The Netherlands to a European Company (Societas Europeae (SE)) pursuant to a Merger (as defined below) of a newly-formed subsidiary of JHINV incorporated in Ireland with and into JHINV.
1.2	In this opinion letter:
a.	the “Articles” means the articles of association of JHINV by notarial deed dated 20 August 2007, as according to information obtained from the Trade Register today, in force on the date hereof.

b.	“DCC” means Dutch Civil Code.

c.	“Documents” has the meaning given thereto in paragraph 2.4. below.

d.	“Form F-4” means the Form F-4 registration statement, dated the date hereof.

e.	“PLC1” means JHCBM plc., a company incorporated under the laws of Ireland.

f.	“Merger” means the merger described in the Form F-4 as Stage 1, at the occasion of which JHINV adopts the form of an SE (and so becomes James Hardie Industries SE, governed by Dutch law), being a merger by acquisition as described in Article 17(2)(a) of the SE Regulation, in conjunction with the NL Implementation Law and the DCC.

g.	“NL Implementation Law” means the Dutch act on implementation of the SE Regulation.

h.	“SE” means a European company as referred to in the SE Regulation.

i.	“SE Regulation” means Regulation (EU) nr. 2157/2001 of the Council of the European

Union of 8 October 2001 on the European Company (SE).
j.	“Stage 1 Articles” means the articles of association of JHINV as to be amended in accordance with the draft in the Dutch language of which an English translation has been attached to the Form F-4.

k.	“Trade Register” means the trade register of the Chamber of Commerce of Amsterdam, the Netherlands.
1.3	Headings used in this opinion letter are for ease of reference only and shall not affect the interpretation hereof.
1.4	In rendering my opinion expressed herein, I have examined and relied upon:
a.	an electronic copy of the Form F-4.

b.	an electronic copy of the Articles.
2 Assumptions
For the purpose of my opinion expressed herein, I have made the following assumptions, the accuracy of which I have not verified:
2.1	The authenticity of all agreements, certificates, instruments and other documents submitted to me as originals.
2.2	The conformity to the original of the Form F-4 submitted to me as an electronic copy.
2.3	That the Articles will be amended in accordance with the Stage 1 Articles at the occasion of the Merger.
2.4	That the Merger will be duly authorized by PLC1 and will be executed and formalized by any and all deeds, resolutions, agreements and other documents needed for the completion of the Merger under the SE Regulation, NL Implementation Law, the DCC and under any other applicable law and the constitutive documents of JHINV and PLC1 (the “Documents”).
2.5	That all Documents, once executed, will not be amended, supplemented, terminated, nullified, revoked, or declared null and void.
2.6	That the registered office and head office of James Hardie Industries SE will be in The Netherlands during the period it exists as an SE governed by Dutch law.
2.7	That all statutory (procedural) requirements of or in connection with the Merger (under any applicable law) will be duly observed, including but not limited to any filing and publication requirements, statutory waiting periods and any applicable rules in relation to employee involvement and/or employee consultation.

Based upon the foregoing and subject to (a) any factual matters or documents not disclosed to me in the course of my investigation and (b) the qualifications and limitations stated hereinafter, I am of the opinion that:
3 Corporate status
JHINV has been duly incorporated as a private company with limited liability and validly exists as a a public company with limited liability under Dutch law.
4 Issued share capital
At the time of the Merger, the shares in James Hardie Industries SE will be validly issued, fully paid and non-assessable.
5 Limitations
5.1	I express no opinion on any law other than Dutch corporate law (unpublished case law not included) as it currently stands. I express no opinion on any laws of the European Communities (insofar as not implemented in the Netherlands in statutes or regulations of general application) other than the SE Regulation.
5.2	This opinion letter is strictly limited to the matters stated herein and may not be read as extending by implication to any matters not specifically referred to. Nothing in this opinion letter should be taken as expressing an opinion in respect of any information examined in connection with this opinion letter except as expressly confirmed herein.
6 Consent
6.1	I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement. I also consent to the reference to me under the caption “Legal Matters” in such Registration Statement. In giving this consent, I do not thereby admit that I am included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.
Yours faithfully,
Diederik Jan Ex
Senior Legal Counsel

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